SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Eastman Kodak Company

(Exact name of registrant as specified in its charter)

New Jersey	16-0417150
(State of incorporation or organization)	(IRS Employer Identification No.)

343 State Street, Rochester, N.Y.	14650
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	New York Stock Exchange, Inc.

If this form relates to the registration of a Class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

On September 12, 2019, Eastman Kodak Company (the “Company”) adopted a Tax Asset Protection Plan (the “Plan”). The purpose of the Plan is to help protect the Company’s ability to utilize net operating loss and foreign tax credit carryforwards (the “Tax Benefits”) to minimize U.S. federal taxes during future periods. The Company’s use of the Tax Benefits in the future may be significantly limited if it experiences an “ownership change” for U.S. federal income tax purposes. In general, an ownership change will occur when the percentage of the Company’s ownership (by value) of one or more “5-percent shareholders” (as defined in the Internal Revenue Code of 1986, as amended) has increased by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis). In the Company’s case, because the Company’s outstanding convertible preferred stock and convertible notes are aggregated together with the Company’s common stock in determining if there is a 5-percent shareholder for tax purposes, the Plan will discourage the ownership of 10% or more of the Company’s common stock, rather than the 5% usually contained in such plans.

The Plan is designed to reduce the likelihood that the Company will experience an ownership change by (i) discouraging any person or group from acquiring 10% or more of the Company’s common stock and (ii) discouraging any existing 10% holder of the common stock from acquiring more than 1,000,000 additional shares of Company common stock. There is no guarantee, however, that the Plan will prevent the Company from experiencing an ownership change.

In contemplation of the adoption of the Plan, a special committee of the Company’s Board of Directors declared a dividend of one right (a “Right”), subject to the execution of the Plan, for each outstanding share of common stock, par value $0.01 per share, of the Company held of record at the close of business on September 12, 2019, or issued thereafter and prior to the Separation Time (as defined in the Plan) and thereafter pursuant to options, warrants and convertible securities outstanding at the Separation Time.

The Plan (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Eastman Kodak Company with respect to the Participating Preferred Stock) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8-K, dated September 12, 2019, and is qualified in its entirety by reference to the Plan and the exhibits thereto.

Item 2.	Exhibits.

Exhibit No.	Description

(1)	Tax Asset Protection Plan (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on September 12, 2019).

(2)	Forms of Rights Certificate and Election to Exercise, included as Exhibit A to Tax Asset Protection Plan (incorporated by reference to the Company’s Current Report on Form 8-K, filed on September 12, 2019).

(3)	Form of Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Eastman Kodak Company with respect to the Participating Preferred Stock, included as Exhibit B to the Tax Asset Protection Plan (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on September 12, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EASTMAN KODAK COMPANY

By:	/s/ Roger W. Byrd
Name: Roger W. Byrd Title: General Counsel, Secretary and Senior Vice President

Date: September 12, 2019

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